UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2013

OMEGA COMMERCIAL FINANCE CORPORATION
(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 5th Street, Suite 200, Miami, Florida	33139
(Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:  (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 8.01

Other Events.

On March 7, 2013, our subsidiary, Omega CRE Group LLC (the “Company”) entered into a secured promissory note (the “Note”) with Stephen Hand pursuant to which Mr. Hand lent to the Company $231,500.  The Note has a maturity date of April 1, 2014 and a stated interest rate of 3.5%.  As collateral for the repayment of the loan and in the event of a default thereon, we have agreed to issue to Mr. Hand 2 million shares of our common stock.

In addition, on March 7, 2013, the Company entered into a Repurchase Agreement with Mr. Hand pursuant to which Mr. Hand shall purchase from the Company for $4,330,000 certain loans receivable (the “Loans”) from TD Bank.

Furthermore, on March 8, 2013, we entered into a Loan Purchase Agreement with TD Bank pursuant to which we agreed to purchase from TD Bank for $4,330,000 the Loans, which purchase required us to deposit with Wilder Wadford, PA $216,500 (the source of which is the proceeds from the Note) as a refundable earnest money deposit to be applied to the purchase price after we complete a 30-day due diligence review. In the event we elect not to close on the purchase after the expiration of the 30-day due diligence period, the above transactions shall be rescinded, ab initio.

Item 9.01

Financial Statements and Exhibits.

(d)  Exhibits.

10.1 – Promissory Note with Stephen Hand dated March 7, 2013

10.2 – Repurchase Agreement with Stephen Hand dated March 7, 2013

10.3 - Loan Purchase Agreement with TD Bank dated March 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 12, 2013

OMEGA COMMERCIAL FINANCE CORPORATION

By:  /s/ Jon S. Cummings, IV

Name:

Jon S. Cummings, IV

Title:

Chief Executive Officer

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